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                                                                 EXHIBIT 10.6


                  SUMMARY OF FISCAL 1996 MANAGEMENT BONUS PLAN

         The Fiscal 1996 Management Bonus Plan (the "Bonus Plan") was approved by the Compensation Committee of the Board of Directors at its meeting on
September 12, 1995.   The Bonus Plan is effective for the fiscal year ending
February 3, 1996 ("fiscal 1996"), covering the senior executive officers ("Executive Management"), vice presidents ("Vice Presidents") and certain other key members of management ("Other Management") (Executive Management, Vice Presidents and Other Management are hereinafter collectively referred to as the "Management"). Executive Management consists of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer. Persons eligible to participate in the Bonus Plan at the Other Management level will be selected by the Executive Management, in its sole discretion. Payments under the Bonus Plan are conditioned upon the Company's earnings per share (after bonuses and taxes) for fiscal 1996 ("EPS") as measured against certain predetermined EPS goals. The Compensation Committee established certain minimum and maximum goals pertaining to the Company's earnings per share, after bonuses and taxes (the "Minimum EPS" and "Maximum EPS"). The Minimum EPS is substantially higher than the Company's earnings per share for the fiscal year ended January 28, 1995, excluding the cost of the business combination of Babbage's, Inc. and Software Etc. Stores, Inc.

         If EPS equals or exceeds the Minimum EPS, each member of the Management is entitled to a bonus; provided, however, that EPS must exceed the Minimum EPS in order for Executive Management to be entitled to bonuses. The amount of the bonus shall be calculated based upon a percentage of such person's base salary, with such percentage to fall within the applicable range of percentages as set forth below. The ranges of percentages upon which bonuses will be calculated for the Minimum EPS and Maximum EPS are as follows:

                                At the Minimum EPS                  At the Maximum EPS
                                ------------------                  ------------------
Executive Management                 0%                                30.0% to 50.0%

Vice Presidents                      5.0% to 6.0%                      20.0% to 25.0%

Other Management                     5.0% to 7.5%                      10.0% to 15.0%

         If EPS is between the Minimum EPS and Maximum EPS, the ranges of percentages for Executive Management, Vice Presidents and Other Management will each be ratably adjusted.
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         The percentage used in calculating the bonus for the Chief Executive
Officer and the Chief Operating Officer will be the highest point of the applicable range of percentages set forth above and the percentage used in calculating the bonus for the Chief Financial Officer will be the lowest point of the applicable range of percentages set forth above. The amount of the bonus earned by each of the Vice Presidents and each of the persons at the Other Management level, within the ranges set forth above, will be at the discretion of Executive Management. At the Minimum EPS, the aggregate amount of the bonuses that would be paid to all members of the Management is approximately $265,000. At the Maximum EPS, the aggregate amount of the bonuses that would be paid to all members of the Management is approximately $1,120,000.

         Any bonuses earned under the Bonus Plan will be paid on the later of March 15, 1996 or upon completion of audit procedures by the Company's independent public accountants. An individual must be employed by NeoStar Retail Group, Inc. on March 15, 1996 to be eligible to receive the bonus.